EXHIBIT 16


                           Computation of Performance


                      THE NORTH CAROLINA TAX FREE BOND FUND


The Fund computes the "average annual total return" of the Fund by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment. This is done by determining the ending redeemable value of a hypothetical $1,000 initial payment. This calculation is as follows:

                 P(1+T)n = ERV

       Where:    T    =    average annual total return.
                 ERV  =    ending redeemable value at the end of the period
                           covered by the computation of a hypothetical  $1,000
                           payment made at the beginning of the period.
                 P    =    hypothetical  initial  payment  of $1,000  from
                           which the maximum  sales  load is  deducted.
                 n    =    period  covered  by the computation, expressed in
                           terms of years.

The Fund may also compute the "cumulative total return" of the Fund, which is calculated in a similar manner, except that the results are not annualized. This calculation is as follows:

                 (ERV - P)/P = TR

       Where:    ERV       =   ending  redeemable  value at the end of the
                               period  covered by the  computation  of a
                               hypothetical  $1,000  payment made at the
                               beginning of the period
                 P         =   hypothetical initial payment of $1,000 from which
                               the maximum sales load is deducted
                 TR        =   total return

The calculation of average annual total return and cumulative total return assume that there is a reinvestment of all dividends and capital gain distributions on the reinvestment dates during the period. The ending redeemable value is determined by assuming complete redemption of the hypothetical investment and the deduction of all nonrecurring charges at the end of the period covered by the computations.


The yield of the Fund is computed by dividing the net investment income per share earned during the period stated in the advertisement by the maximum offering price per share on the last day of the period. For the purpose of determining net investment income, the calculation includes, among expenses of the Fund, all recurring fees that are charged to all shareholder accounts and any nonrecurring charges for the period stated. In particular, yield is determined according to the following formula:

                            Yield =2[(A - B + 1)6-1]
                                       CD

Where: A equals dividends and interest earned during the period; B equals expenses accrued for the period (net of reimbursements); C equals average daily number of shares outstanding during the period that were entitled to receive dividends; D equals the maximum offering price per share on the last day of the period.

The average annual total return for the Fund for the year ended August 31, 1997 was 7.71%. The average annual total return for the Fund since inception (January 13, 1993 through August 31, 1997) and since April 1, 1994 (the effective date of the Advisory Agreement with the Advisor for the Fund) through August 31, 1997 was 5.83% and 6.46%, respectively. The cumulative total return for the Fund since inception through August 31, 1997 and since April 1, 1994 (the effective date of the Advisory Agreement with the Advisor for the Fund) through August 31, 1997 was 30.01% and 23.88%, respectively. For the thirty day period ended August 31, 1997, the yield of the Fund was 4.18%. The yield required of a taxable security that would produce an after tax yield equivalent to that earned by the Fund of 4.18% (considering both North Carolina and federal taxes) would be 6.43%, assuming a combined federal and North Carolina tax rate of 35%.


Average Annual Total Return for the 12 months ended August 31, 1997

                 1,000(1+T)1   = 1,077.14
                           T   =  .0771

                 T       = 7.71%
                 ERV     = $1,077.14
                 P       = $1,000
                 n       = 1

Average Annual Total Return since inception through August 31, 1997

                 1,000(1+T)4.63= 1,300.08
                           T   =  .0583

                 T       = 5.83%
                 ERV     = $1,300.09
                 P       = $1,000
                 n       = 4.63

Average Annual Total Return for the period from April 1, 1994 through August 31, 1997

                 1,000(1+T)4.63= 1,283.83
                           T   =  .0646

                 T       = 6.46%
                 ERV     = $1,283.83
                 P       = $1,000
                 n       = 4.63

Cumulative Total Return since inception through August 31, 1997

                 (1,300.08-1,000)/1,000 = .3001

                 ERV       =   $1,300.08
                 P         =   $1,000
                 TR        =   30.01%

Cumulative  Total  Return for the period from April 1, 1994  through  August 31,
1997

                 (1,238.83-1,000)/1,000 = .2388

                 ERV       =   $1,238.83
                 P         =   $1,000
                 TR        =   23.88%

Yield for the thirty day period ended August  31, 1997

                 A =       $40,361.70
                 B =       $6,803.12
                 C =       913,238.61
                 D =       $10.63

                 Yield = 2[((40,361.70- 6,803.12)+ 1)6-1]
                              (913,238.61*10.63)

                 Yield =  4.18%